Exhibit 10.44

Execution Copy

E-TRX LIMITED

AND

HOGG ROBINSON PLC

AMENDED AND RESTATED SOFTWARE DEVELOPMENT

AGREEMENT

THIS AMENDED AND RESTATED SOFTWARE DEVELOPMENT AGREEMENT is made effective as of January 1st 2004

BETWEEN:

e-TRX LIMITED a company incorporated in England and Wales (registered no. 3841799), whose registered office is at Sutherland House, Russell Way, Crawley, West Sussex, RH10 1UH (“ETRX”); and

HOGG ROBINSON PLC, a company incorporated in England and Wales (registered no. 2107443), whose registered office is at Abbey House, 282 Farnborough Road, Famborough, Hants GU14 7NJ (“HR”)

WHEREAS:

(A)	As of the Effective Date ETRX and HR have entered into an Amended and Restated Service Bureau Software Services Agreement and an Amended and Restated Software Licence Agreement;

(B)	ETRX and HR wish to amend and restate (but not terminate) the agreement between them (originally entered into on February 18th 2000) for the provision by ETRX of certain software development services to HR in order that HR may provide technical travel services and grant sublicences of custom software to its customers.

1.	DEFINITIONS

1.1	In this Agreement:

“Acceptance” means the satisfactory completion of Alpha Testing and Beta Tests under Clauses 6 and 7;

“Acceptance Tests” are the acceptance test provisions of any Design Specifications, the satisfactory completion of which shall also be specified as Milestones;

“Amended and Restated Software Licence Agreement” means the agreement of even date between ETRX and HR in terms of which ETRX licenses to ETRX the Licensed Products (as defined therein) on the terms and conditions therein;

“Application Software means the software modules or components which perform the functions and comply with the proposal and specifications identified or set forth in the Design Specifications. Each Application Software module or component, specification and proposal included or referred to in the Design Specifications is expressly incorporated herein by reference. The Application Software shall be delivered in machine readable object code form;

“Custom Software” shall mean the Application Software and the Documentation. For the avoidance of doubt, Custom Software shall not include software which is unrelated to the Licensed Products, Services or Service Bureau Software.

“Customer” means an undertaking to whom a party, on any date, is supplying (or in the preceding (12) months has supplied) goods or services;

“Delivery Order” is an order in the form of Schedule 1 or any other form of written request submitted by HR and ultimately signed by both parties under which HR and ETRX agree the additional terms on which work will be carried out and the detail of the work to be performed;

“Design Specifications” means, at a minimum (unless otherwise mutually agreed in writing by the parties), system flow charts, program descriptions, file layouts, database structures, report layouts and screen layouts, interface requirements and layouts, conversion requirements and layouts, refined equipment requirements, acceptance criteria and acceptance test scripts for improvements, enhancements or other alterations required by HR to be made to any or all of the Licensed Products, the Services or the Service Bureau Software, or for new products or services related to any or all of the foregoing;

“Documentation” shall mean all operator and user manuals, training materials, guides, listings, specifications and other materials necessary for the complete understanding and use of the functionality of the Application Software, including materials useful for design (e.g., logic manuals, flow diagrams and principles of operation) and machine-readable text of graphic files subject to display or print-out;

“Effective Date” means January 1st 2004;

“ETRX Project Co-ordinator” means the person from time to time assigned by ETRX to co-ordinate ETRX’s involvement in the work performed hereunder and whose name shall be notified to HR by ETRX;

“Group” shall have the meaning given to it in the Service Bureau Agreement;

“HR Project Co-ordinator” means the person from time to time assigned by HR to supervise the performance of any work hereunder and whose name shall be notified to ETRX;

“Implementation Schedule” means the Custom Software implementation schedule in any Delivery Order;

“Intellectual Property Rights” means any intellectual property rights anywhere in the world whether registrable or not and whether now known or arising hereafter, including, patent, trade marks, service marks, trade names, business names, designs, copyright, database rights and related rights, topography rights, trade secrets, know-how as well as applications for and the right to take action in respect of such rights, and references herein to “Intellectual Property” will be construed accordingly;

“Licensed Products” shall mean those products listed in Schedule A of the Amended and Restated Software Licence Agreement;

“Milestone” means a progress milestone referred to in any Implementation Schedule;

“Project” means any project for the development and delivery of Custom Software under this Agreement pursuant to one or more Delivery Orders;

“Service Bureau(x)” has the meaning given to it in the Service Bureau Agreement;

“Service Bureau Agreement” means the Amended and Restated Service Bureau Software Services Agreement of even date between ETRX and HR;

“Service Bureau Software” means “Software” as defined in the Service Bureau Agreement;

“Services” has the meaning given to it in the Service Bureau Agreement;

“Shareholders Agreement” means the Shareholders Agreement entered into between Hogg Robinson Holdings BV (a subsidiary of HR), BCD Technology S.A. and TRX (the parent of ETRX) dated November 5, 1999, as amended;

“Term” means the term of this Agreement as set out in Clause 14 as that term may be extended or terminated in accordance with the provisions hereof;

“TRX” means TRX Inc.

1.2	In this Agreement, a reference to:

1.2.1	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made or other thing done under the statutory provisions before the date of this Agreement;

l.2.2	a document is a reference to that document as modified from time to time;

1.2.3	a person includes a reference to a government, state, state agency, corporation, body corporate, association or partnership;

1.2.4	a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.2.5	the singular includes the plural and vice versa unless the context otherwise requires;

1.2.6	a clause or schedule, unless the context otherwise requires, is a reference to a clause or a schedule of this Agreement; and

1.2.8	“includes”, “including” and similar terms, means “includes but is not limited to”.

1.3	The headings in this Agreement do not affect its interpretation.

2.	DEVELOPMENT SERVICES TO BE PROVIDED BY ETRX

2.1	Where HR requires Custom Software, ETRX shall have the right of first refusal to perform any work required on such a Project. HR covenants and agrees that it shall only request Custom Software that it in good faith determines is commercially reasonable, and ETRX covenants and agrees that it will not unreasonably refuse to develop Custom Software.

Prior to any other work being undertaken in relation to a proposed Project, the parties will meet in order to determine, acting reasonably in good faith, what their respective ownership and other rights in the resultant Custom Software will be. In this regard, absent mutual written agreement to the contrary, the following basic criteria will be applied:- where the Custom Software is funded :

*

The parties acknowledge that “market rate” will not necessarily be determined by ETRX’s hourly rates (e.g. ETRX may charge fees on a per-project or per-module basis, irrespective of hours spent). Accordingly, the parties agree to act reasonably and in good faith (having due regard to historic practices) as regards what amounts to market rates for the purposes of the relevant provisions of this Agreement. In the event of any disagreement, the Dispute Resolution Procedure will be applied.

2.2

HR shall deliver a Delivery Order for each Project to ETRX. If ETRX wishes to perform the work as set out in the Delivery Order, ETRX shall countersign the Delivery Order and send it to HR to be received by HR within a commercially reasonable period of time after receipt of the original Delivery Order by ETRX. The Delivery Order shall include an

*        CONFIDENTIAL TREATMENT REQUESTED

Implementation Schedule, and may be varied by written agreement between the parties to reflect the terms on which the parties agree ETRX shall undertake the work.

2.3	In the event (i) ETRX does not accept the Delivery Order strictly by the procedure as set out in Clause 2.2 above which shall include ETRX’s refusal to bid, or failure to bid on a timely basis; or (ii) HR reasonably and in good faith considers that ETRX’s quotation for the provision of Custom Software is not competitive; or (iii) HR’s required reasonable timescales cannot be accommodated by ETRX; or (iv) the Custom Software does not otherwise meet HR’s reasonable requirements (including as to ownership and/or other rights in respect of it); then, without prejudice to its other rights under Clause 2.5, HR is entitled at its option either carry out the work itself or to commission such Custom Software from one or more third parties. In such event ETRX shall not unreasonably refuse HR access to relevant interface definitions, source code and other information and material as reasonably necessary for development of such Custom Software, subject to HR’s agreement to appropriate confidentiality provisions at least as protective as those set forth herein for protection of such definitions, source code and other information and materials. In addition each such third party shall be deemed to be an HR “Recipient.” In no circumstances shall the ETRX’s consent be considered to be unreasonably withheld if it is withheld in circumstances where ETRX considers reasonably and in good faith that such access is likely to result in ETRX’s interface definitions, source code and other information and materials being made available to a competitor.

2.4	The parties agree that, notwithstanding any other provision(s) of this Agreement, they may in their discretion mutually agree (in writing) to vary and/or dispense with any or all of the product ordering, development, testing and acceptance procedures set out in this Agreement.

2.5	Where ETRX does not undertake the development of Custom Software for any of the reasons outlined above, then ETRX acknowledges that HR’s obligations under Clause 12 of the Service Bureau Agreement (if and to the extent that they do apply) shall cease to apply with immediate effect only: (a) in respect of the Service Bureau Software to which the required Custom Software related if the Custom Software in question was to be of generic (as opposed to Customer-specific) application; or (b) in respect of the Customer(s) for whom the Customer-specific Custom Software was required; provided, always, that for Subclauses (a) and (b) (except where software which is equivalent or better than the required Custom Software is commercially available for the same or a cheaper price, in which case, HR shall be free to use such software) HR does then in good faith develop or cause the development of software which achieves materially the same functions as the required Custom Software would have achieved under better terms (including as to timescales or price) as compared to (i) the relevant material terms of any offer by ETRX regarding such Custom Software if ETRX made an offer; or (ii) the relevant material requirements of HR regarding such Custom Software if HR requested development and ETRX did not make an offer. For the avoidance of doubt, HR acknowledges and agrees that HR’s obligations under Clause 12 shall continue to apply other than with respect to that specific Service Bureau Software or Customer detailed above.

2.6	ETRX agrees that if HR ever carries out Custom Software work itself or commissions such Custom Software from one or more third parties (in each case, as provided for above and/or as provided for in Clauses 5.6, 5.7, 6.5 and 7.3, as the case may be), then ETRX shall operate the Service Bureau(x) for HR and its Customers (but not other ETRX Customers unless this has otherwise been mutually agreed in writing) incorporating such Custom Software within a commercially reasonable period of time after the said Custom Software has been provided to ETRX by HR. Both parties will act reasonably and in good faith in such circumstances including agreeing upon their relative responsibility for costs associated with such incorporation.

3.	IMPLEMENTATION AND ACCEPTANCE OF DESIGN SPECIFICATIONS AND CUSTOM SOFTWARE

3.1	On execution of a Delivery Order hereunder, ETRX shall, with HR’s cooperation, gather the necessary detailed requirements and develop and deliver to HR a set of Design Specifications meeting HR’s requirements as set out in such Delivery Order. An authorised representative of ETRX shall certify to HR in writing that the Design Specifications are fully capable of meeting HR’s requirements as contained in the Delivery Order, except as expressly agreed to otherwise in writing by HR. * The Design Specifications shall be delivered to HR on or before the specified time set forth in the Implementation Schedule. Within a mutually agreed upon date after the delivery of the Design Specifications to HR, HR shall notify ETRX in writing of its acceptance or reasonable good faith rejection of the Design Specifications. If the Design Specifications are rejected, HR will specify the reasons for such rejection in such notice and ETRX shall, within a commercially reasonable period of time, revise and re-deliver amended Design Specifications to HR for acceptance. If HR again reasonably and in good faith rejects the amended Design Specifications, HR shall within five (5) days of such rejection send ETRX written notice of same which shall specify the reasons for such rejection; HR shall have the right to terminate that Delivery Order pursuant to Clause 14.4 of this Agreement; and the provisions of Clauses 2.3, 2.5 and 2.6 shall be applied as if ETRX has refused to undertake or make an offer in respect of the required work. If HR has neither accepted nor rejected the Design Specifications within a reasonable amount of time after the delivery thereof (being not less than 30 days from receipt by HR), the Design Specifications shall be deemed to have been accepted by HR.

3.2	ETRX shall ensure that the Design Specifications:

3.2.1	adequately and accurately provide for the implementation of the functions to be performed by the Custom Software as described in the Delivery Order;

3.2.2	are written in a language readily comprehensible to HR’s employees and consultants involved in work which relates to the Project (and likewise all reference portions of other documents);

*        CONFIDENTIAL TREATMENT REQUESTED

3.2.3	do not refer to any document not provided to or in the possession of HR; and

3.2.4	include a module overview, definition or logical and data processing flows, module processing logic, module inputs, module outputs, file/database structure, module interfaces and module processing components.

3.3	ETRX will ensure that as far as reasonably possible the Design Specifications include provision for necessary third party software and compatible operating and infrastructure environment. HR will use reasonable endeavours to raise with ETRX any issues which it believes are relevant to the operating environment and infrastructure relating to the Custom Software.

4.	PROJECT MANAGEMENT; DELIVERY

4.1	Project Co-ordinators

The parties shall both designate, upon commencement of this Agreement a Project Co-ordinator to be assigned to supervise the work hereunder:

4.1.1	The first point of contact shall be the ETRX Project Co-ordinator for ETRX and shall be the HR Project Co-ordinator for HR.

4.1.2	Either party may change its Project Co-ordinator from time to time and shall immediately notify the other party of any such change.

4.1.3	For purposes of any Delivery Order, the ETRX Project Co-ordinator and the HR Project Co-ordinator shall also co-ordinate the services provided under a Delivery Order, unless otherwise agreed.

4.2	Periodic Progress Reports

ETRX shall provide periodic progress reports as agreed in any applicable Delivery Order accepted by ETRX.

4.3	Change Order Procedure

All changes to the Design Specifications or to any Delivery Order must be requested in writing and require mutual agreement, in accordance with the procedure set forth in Schedule 2 attached hereto and incorporated herein by reference. If the parties are unable to agree after implementing this procedure acting reasonably and in good faith, the provisions of Clauses 2.3, 2.5 and 2.6 shall be applied as if ETRX has refused to undertake or make an offer in respect of the required work.

Evaluation and/or implementation of requested changes may or may not result in any modification to the Development Fee (as defined in Clause 8.1), Implementation Schedule or other terms of this Agreement. ETRX assumes the risk of any work performed or action taken by ETRX based upon oral statements, or on documents or notations, not in accordance with the Design Specifications, this Clause 4.3, any Delivery Order and Schedule 2.

5.	PERFORMANCE

5.1	Performance of work associated with the development of Custom Software shall be carried out in accordance with the relevant Delivery Order, subject to any changes agreed under Clause 4.3.

5.2	ETRX shall use all due skill and care in carrying out the Project work and in developing the Custom Software.

5.3	Time shall be of the essence of the performance of the work under a Delivery Order, which shall also mean in relation to any Milestone.

5.4	In the event any Milestone is not met due to any delay caused by acts or omissions of ETRX or any TRX Group member(s), and subject to any changes in the Implementation Schedule agreed in writing under Clause 4.3 or otherwise or any extensions as provided for below in this Clause 5.4, HR shall not be required to remit the relevant payment except for properly incurred actual out of pocket expenses, as evidenced by appropriate written documentation, which is associated with such Milestone, until such Milestone is met. To the extent that ETRX reasonably and in good faith believes that a Milestone is not met or is expected to not be met due to any acts or omissions of HR or any HR Group member(s), the parties will, acting reasonably and in good faith, agree to an equitable extension of the deadline for such Milestone. In the absence of such Agreement, the Dispute Resolution Procedure will be applied to agree upon an extension. In the event that the deadline for a Milestone, as extended, is again not met or is expected not to be met due to any acts or omissions of HR or any HR Group member(s), the same extension procedure shall apply. The parties acknowledge and agree that ETRX will not be deemed to have failed to meet a Milestone for which the deadline has passed if such Milestone is subject to good faith extension negotiations.

5.5	Additionally, ETRX shall use commercially reasonable efforts to ensure that such delay does not result in slippage of later Milestones.

5.6	*

5.6.1	*

5.6.2	*

*        CONFIDENTIAL TREATMENT REQUESTED

5.6.3	*

5.7	In the event that the parties have agreed that, in respect of any individual Delivery Order, HR has a right of termination at any Milestone due to ETRX’s failure to meet such Milestone on a timely basis pursuant to Clause 5.4, then in the event that HR exercises such right of termination, unless otherwise agreed in writing, HR shall have the option either to:

5.7.1	pay nothing further to ETRX, in which case, HR’s obligations under Clause 12 of the Service Bureau Agreement (if and to the extent that they do apply) shall cease to apply with immediate effect only: (1) in respect of the Service Bureau Software to which the required Custom Software related if the Custom Software in question was to be of generic (as opposed to Customer-specific) application; or (2) in respect of the Customer(s) for whom the Customer-specific Custom Software was required; or

5.7.2	pay to ETRX the full amount due to ETRX, up to and including the last achieved Milestone, (including any percentage of the Milestone payment currently withheld by HR under the agreed payment structure) in which case:

(a)	if the parties had agreed that HR was to own such Custom Software, then, unless otherwise agreed, ETRX shall assign to HR all the Intellectual Property Rights in and, unless agreed otherwise, the corresponding source code for, such partially completed Custom Software; or

(b)	if the parties had agreed that HR was not going to own such Custom Software, then, unless otherwise agreed, ETRX shall grant to HR a non exclusive license to such Custom Software (regardless of whether such Custom Software is HR or HR Customer specific, generic or non-HR or HR Customer specific), and access to ETRX’s source code for purposes of completion of the Custom Software using HR’s own resources or those of a third party contractor; or

(c)	if the parties have agreed other ownership/usage rights in respect of such Custom Software than is provided for in (i) and (ii) above (e.g. joint ownership), then ETRX and HR will do all things reasonably necessary to give effect to the agreed so far as is reasonably possible.

*        CONFIDENTIAL TREATMENT REQUESTED

6.	ACCEPTANCE TESTING

6.1	After ETRX has certified to HR in writing that the Custom Software has been delivered and installed, that ETRX has tested the Custom Software and that the Custom Software is fully operational and fully integrated with any and all pre-existing software or equipment in the HR or the Service Bureau(x) environment in which the Custom Software must operate and is ready for acceptance testing by HR; HR shall conduct HR Alpha Testing, as set out in the Design Specifications (“HR Alpha Testing”) at a time which is convenient for both parties and in accordance with the relevant Implementation Schedule.

6.2	ETRX personnel will be entitled to be present for the Acceptance Tests.

6.3	If the Custom Software fails the Alpha Testing, HR shall so notify ETRX in writing within a reasonable period following such failure specifying the nature of the failure, and ETRX shall use all reasonable efforts to correct the failure after which HR shall repeat the Alpha Testing, using the same procedure.

6.4	If the Custom Software again fails to pass the Alpha Testing, HR shall have the option to terminate, in whole or in part, the applicable Delivery Order.

6.5	In the event of termination under Clause 6.4 above, unless otherwise agreed in writing, HR shall have the option either to:

6.5.1	pay nothing further to ETRX, in which case, HR’s obligations under Clause 12 of the Service Bureau Agreement (if and to the extent that they do apply) shall cease to apply with immediate effect only: (1) in respect of the Service Bureau Software to which the required Custom Software related if the Custom Software in question was to be of generic (as opposed to Customer-specific) application; or (2) in respect of the Customer(s) for whom the Customer-specific Custom Software was required; or

6.5.2	pay to ETRX the full amount due to ETRX, up to and including the last achieved Milestone, (including any percentage of the Milestone payment currently withheld by HR under the agreed payment structure) in which case:

(a)	if the parties had agreed that HR was to own such Custom Software, then, unless otherwise agreed, ETRX shall assign to HR all the Intellectual Property Rights in and, unless agreed otherwise, the corresponding source code for, such partially completed Custom Software; or

(b)	if the parties had agreed that HR was not going to own such Custom Software, then, unless otherwise agreed, ETRX shall grant to HR a non exclusive license to such Custom Software (regardless of whether such Custom Software is HR or HR Customer specific, generic or non-HR or HR Customer specific), and access to ETRX’s source code for purposes of completion of the Custom Software using HR’s own resources or those of a third party contractor; or

(c)	if the parties have agreed other ownership/usage rights in respect of such Custom Software than is provided for in (i) and (ii) above (e.g. joint ownership), then ETRX and HR will do all things reasonably necessary to give effect to the agreed so far as is reasonably possible.

7.	BETA TESTING

7.1	Upon successful completion of Alpha Testing, HR shall use the Custom Software on its own or in the Service Bureau(x) environment (as the case may be) for an initial thirty (30) day period or as otherwise agreed in writing, as set forth in the relevant Implementation Schedule, for the processing of HR’s data in a production-like environment (the “Beta Test”). The Beta Test shall be successfully completed upon notice from HR to ETRX that HR is satisfied, in its reasonable good faith discretion, that for a mutually agreed-upon period, (i) all of the functions of the Custom Software have been provided and perform in accordance with this Agreement and the Design Specifications, and (ii) all reliability and performance standards have been met or exceeded (the “Final Custom Software Acceptance”).

7.2	If the Custom Software fails to pass the Beta Test, HR shall so notify ETRX in writing specifying the nature of such failure(s) in reasonable detail and ETRX shall use all reasonable efforts to correct the specified failure(s) after which HR shall commence a second Beta Test.

7.3	If HR reasonably and in good faith determines that the Custom Software fails to pass this second Beta Test, HR shall have, upon written notice to ETRX, the option to terminate, in whole or in part, the applicable Delivery Order. In the event of such termination, unless otherwise agreed in writing, HR shall have the option either to:

7.3.1	pay nothing further to ETRX, in which case, HR’s obligations under Clause 12 of the Service Bureau Agreement (if and to the extent that they do apply) shall cease to apply with immediate effect only: (1) in respect of the Service Bureau Software to which the required Custom Software related if the Custom Software in question was to be of generic (as opposed to Customer-specific) application; or (2) in respect of the Customer(s) for whom the Customer-specific Custom Software was required; or

7.3.2	pay to ETRX the full amount due to ETRX, up to and including the last achieved Milestone, (including any percentage of the Milestone payment currently withheld by HR under the agreed payment structure) in which case:

(a)	if the parties had agreed that HR was to own such Custom Software, then, unless otherwise agreed, ETRX shall assign to HR all the Intellectual Property Rights in and, unless agreed otherwise, the corresponding source code for, such partially completed Custom Software; or

(b)	if the parties had agreed that HR was not going to own such Custom Software, then, unless otherwise agreed, ETRX shall grant to HR a non-

exclusive license to such Custom Software (regardless of whether such Custom Software is HR or HR Customer specific, generic or non-HR or HR Customer specific), and access to ETRX’s source code for purposes of completion of the Custom Software using HR’s own resources or those of a third party contractor; or

(c)	if the parties have agreed other ownership/usage rights in respect of such Custom Software than is provided for in (i) and (ii) above (e.g. joint ownership), then ETRX and HR will do all things reasonably necessary to give effect to the agreed so far as is reasonably possible.

8.	PRICE AND PAYMENT

8.1	In consideration for the development of the Design Specifications and the discharge of ETRX’s obligations under this Agreement, HR shall pay to ETRX a fee (the “Development Fee”). The Development Fee for each item of Custom Software shall be as agreed under each Delivery Order on the principles set out in this Clause, or as subsequently varied by written agreement between the parties from time to time.

8.2	Subject to Clause 8.3, HR shall pay ETRX * for the development of Custom Software, as agreed in the Delivery Order.

8.3	*

8.4	Payment, in respect of all Custom Software, will be made by HR in accordance with the payment provisions of the relevant Implementation Schedule, in default of which each instalment shall be payable * by ETRX and Acceptance by HR in accordance with the relevant Delivery Order

*        CONFIDENTIAL TREATMENT REQUESTED

8.5	ETRX shall provide defect correction on all Custom Software during the Warranty Period (as defined in Clause 9.3.6) at no cost to HR.

8.6	*

8.7	ETRX shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting principles, to substantiate ETRX charges hereunder and ETRX shall retain such records for a period of six (6) years from the date of final payment hereunder.

8.8	HR shall have the right to audit or have audited the books and records of ETRX relating to the amounts invoiced to HR hereunder for the purpose of verifying the amounts due and payable hereunder, upon at least five (5) business days’ notice to ETRX. ETRX shall afford access to HR’s representatives for the purpose of carrying out such audits. The cost of such audit shall be at HR’s expense; provided, however, that ETRX will bear the cost of the audit if the audit reveals any overpayment which, in the aggregate, is greater than three percent (3%) of the amount which was actually due for the period being audited.

8.9	In the event that any payments hereunder become due and payable by one party (the “Owing Party”) at a time when there is a bona fide claim (i.e. a disputed or overdue payment as opposed to a sum owing in the normal course) against the other party (the “Owed Party”) by the Owing Party, the Owing Party shall be entitled to pay any such sum into a joint interest-bearing deposit account in the joint names of Owing Party’s solicitors and the Owed Party’s solicitors (the “Escrow Account”) pending resolution of such claim in accordance with the Dispute Resolution Procedure. Upon resolution of such claim the Owed Party shall be entitled to payment from the Escrow Account of an amount which does not exceed the amount due to it from the Owing Party in relation to the resolved claim, with the balance standing to the credit of the Escrow Account being payable to the Owing Party. Interest accrued in the Escrow Account shall be apportioned pro rata between the payments made out of the Escrow Account as referred to above.

9.	WARRANTIES AND REPRESENTATIONS

9.1	Each party hereby represents and warrants to the other that:

9.1.1	such party has all requisite power and authority to execute this Agreement and to perform its obligations thereunder. The execution, delivery and performance of this Agreement and the transactions contemplated thereby have been duly authorised and approved by such party;

*        CONFIDENTIAL TREATMENT REQUESTED

9.1.2	the execution and delivery of this Agreement by such party, and the consummation by such party of the transactions contemplated therein, will not breach or violate the organisational documents or any material contract, agreement, instrument, judgement, law or licence which is applicable to such party, or to which such party is bound; and

9.1.3	it shall be responsible for obtaining any consent, approval or authorisation of, or notice to, any governmental or regulatory authority or agency which is required to be obtained by such party in connection with its execution, delivery and performance of this Agreement.

9.2	Except as expressly provided in this Clause, no express or implied warranty is made by either party with respect to any service, product, software release, data compilation or any other matter, including any implied warranties or conditions of merchantability, satisfactory quality or fitness for a particular purpose.

9.3	ETRX hereby warrants and represents to HR as follows:

9.3.1	The Custom Software to be developed by or on behalf of ETRX hereunder shall be of professional quality and will conform to generally accepted standards for software in the software development field. Any services performed by or on behalf of ETRX which are determined by HR to be to be of less than professional quality or which contain errors or defects shall be corrected by ETRX without charge.

9.3.2	The Design Specifications and Custom Software developed by or on behalf of ETRX will contain only (i) original material created by or on behalf of ETRX or (ii) material which has been properly licensed from third parties and has been used by or on behalf of ETRX in accordance with the licenses for such materials, provided that the inclusion of all such third party materials shall have been agreed to by HR.

9.3.3	Neither any Design Specifications nor any Custom Software developed by or on behalf of ETRX under any Delivery Order has been or will be assigned, transferred or otherwise encumbered, and neither any Design Specifications nor any Custom Software developed by or on behalf of ETRX nor any portion thereof, infringes any patents, copyrights, trade secrets, or other proprietary rights of any third party, and ETRX has no reason to believe that any such infringement or claims thereof could be made by third parties.

9.3.4	ETRX has obtained or will obtain all necessary rights and licences to third party materials included in the Design Specifications or Custom Software developed by or on behalf of ETRX to enable HR to use and allow use of the Design Specifications and Custom Software developed by or on behalf of ETRX for the purposes allowed hereunder and under both the Service Bureau Agreement and the Amended and Restated Software Licence Agreement, and has provided or will provide to HR copies of all documents granting all such rights and licences.

9.3.5	To the best of ETRX’s knowledge the Custom Software developed by or on behalf of ETRX, upon Acceptance by HR, shall be free of any and all “time bombs,” disabling mechanisms and (as agreed) copy protect mechanisms which may disable the Custom Software developed by or on behalf of ETRX or such other software, and ETRX agrees to ensure that no data is lost as a result of same that was present in the Custom Software developed by or on behalf of ETRX when accepted by HR. In addition, ETRX warrants that its quality assurance procedures include testing the Custom Software developed by or on behalf of ETRX for viruses using such virus testing utilities as are agreed from time to time between the parties.

9.3.6	The Custom Software developed by or on behalf of ETRX shall function properly and in substantial conformity with the relevant Design Specifications and/or Delivery Order for a period of six months after the relevant Final Custom Software Acceptance (“the Warranty Period”). During such Warranty Period, ETRX shall, as soon as possible, correct any defects identified by ETRX or by HR at no cost.

9.4	HR hereby warrants and represents to ETRX as follows:

9.4.1	The Design Specifications and Custom Software developed by HR or a third party (other than any TRX Group member(s)) hereunder will contain only (i) original material created by HR or such third party; or (ii) material which has been properly licensed from third parties and has been used by HR or such third party in accordance with the licenses for such materials.

9.4.2	Neither any Design Specifications nor any Custom Software nor any portion thereof developed by HR or a third party (other than any TRX Group member(s)) nor any portion thereof, infringes any patents, copyrights, trade secrets, or other proprietary rights of any third party, and HR has no reason to believe that any such infringement or claims thereof could be made by third parties.

9.4.3	HR has obtained or will obtain all necessary rights and licences to third party materials included in the Design Specifications or Custom Software developed by HR or a third party (other than any TRX Group members)) to enable ETRX to use and allow use of such Design Specifications and Custom Software for the purposes allowed hereunder and under both the Service Bureau Agreement and the Amended and Restated Software Licence Agreement, and has provided or will provide to ETRX copies of all documents granting all such rights and licenses.

9.4.4

To the best of HR’s knowledge all Custom Software developed by HR or a third party (other than any TRX Group member(s)) and provided to ETRX or any TRX Group members)) hereunder or under the Service Bureau Agreement or the Amended and Restated Software Licence Agreement, shall be free of any and all “time bombs,” disabling mechanisms and (as agreed) copy protect mechanisms which may disable such Custom Software or any other software, and HR agrees to ensure that no data is lost as a result of same that was present in such other software. In addition, HR warrants that such Custom Software shall be subject to quality assurance procedures which shall include testing of such Custom Software for viruses using such virus testing utilities as are agreed from time to time between the parties.

9.4.5	In the event ETRX notifies HR of any defects in the Custom Software developed by HR or a third party (other than any TRX Group member(s)) and provided to ETRX hereunder or under the Service Bureau Agreement or the Amended and Restated Software Licence Agreement HR shall, as soon as possible, correct any such defects identified by ETRX at no cost to ETRX.

9.5	NO OTHER REPRESENTATION, CONDITION OR WARRANTY, EXPRESS OR IMPLIED, IS MADE WITH RESPECT TO THE CUSTOM SOFTWARE OR ANY OTHER SOFTWARE OR SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.	CONFIDENTIALITY

10.1	The Receiving Party shall:

10.1.1	keep the Confidential Information confidential;

10.1.2	not disclose the Confidential Information to any person, other than in accordance with this Clause 10, unless it first obtains the Disclosing Party’s written consent; and

10.1.3	not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement or, in the case of HR, using and allowing the use of, and the management, support, maintenance or development of, the Custom Software.

10.2	HR may disclose Confidential Information to its employees, Customers, the other members of the HR Group (and their employees) and to third parties (and their employees) contracted (or with whom HR is negotiating with a view to contracting) (each a Recipient of HR) to provide auditing, hardware or software facilities management, support, maintenance or development services to any member of the HR Group, to the extent reasonably necessary for the purposes of this Agreement.

10.3	During the term of this Agreement ETRX may disclose Confidential Information to its employees and to ETRX to the extent reasonably necessary for the purposes of this Agreement (each a Recipient of ETRX).

10.4

The Receiving Party shall ensure that each person who receives Confidential Information pursuant to Clause 10.2 (a “Recipient”) is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement. The Receiving Party shall be liable for any and all acts or omissions of its Recipient which violate the Receiving Party’s obligations of confidentiality hereunder.

10.5	The Receiving Party may disclose Confidential Information where disclosure is required by law, a court of competent jurisdiction or by a regulatory body with authority over its business, provided that the Receiving Party gives the Disclosing Party as much notice as is reasonably possible of the disclosure.

10.6	The obligations contained in this Clause 10 do not apply to Confidential Information which:

10.6.1	is at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the Receiving Party or any Recipient.

10.6.2	can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party;

10.6.3	was developed by the Receiving Party or another member of its Group independently from and without reference to the Confidential Information of the Disclosing Party or any member(s) of its Group; or

10.6.4	subsequently comes lawfully into the possession of the Receiving Party from a third party.

10.7	For the purposes of this clause, “Confidential Information” means all information of a confidential nature disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) whether before or after the date of this Agreement including, without limitation, any information relating to the Disclosing Party’s products, operations, processes, plans or intentions, product information, Intellectual Property Rights, market opportunities and business affairs or those of its customers, or other contacts.

The Receiving Party’s obligation with respect to the Confidential Information of the Disclosing Party shall survive the termination or expiry of this Agreement, and Clause 13.3 shall not apply to breaches of this Clause 10.

11.	OWNERSHIP

11.1

Subject always to Clauses 5.6, 5.7, 6.5, 7.3, 11.3 and 11.6, HR agrees that any and all Intellectual Property Rights subsisting in information and other ETRX Group proprietary material which is disclosed to HR or any other member of the HR Group in relation to Custom Software or other software hereunder and any and all Intellectual Property Rights which is related to the Licensed Products and the Service Bureau(x) or other business lines of ETRX and TRX (collectively, “ETRX Property”), excluding always HR Property (as defined in the Service Bureau Agreement) which is conceived, first reduced to practice, made or developed in the course of work performed under this Agreement or otherwise by ETRX, TRX or by one or more of ETRX’s or TRX’s employees, consultants, representatives or agents, including, but not limited to, all software and documentation, and all copyrights subsisting therein, as between HR and any member of the HR Group on one hand and ETRX on the other, are and shall remain the exclusive property of ETRX, and HR agrees to assign to ETRX all rights and title to such Intellectual Property.

HR may not use such Intellectual Property for service bureau use unless there is an agreement in place between ETRX and HR providing specifically for such use, and the parties specifically confirm the Service Bureau Agreement as such an agreement for the purposes of this restriction.

11.2	HR acknowledges that the Intellectual Property identified as ETRX’s property in Clause 11.1 is proprietary to ETRX and that ETRX is not transferring any rights of copyright or ownership of any such Intellectual Property to HR. ETRX shall at all times retain all rights, title and interest in such Intellectual Property and related documentation and any derivatives thereof.

11.3	ETRX hereby assigns to HR by way of a present assignment of existing and future rights all rights and title to, and Intellectual Property Rights in, the Custom Software to be produced by or on behalf of ETRX hereunder which the parties agree (whether pursuant to Clause 2.1 or otherwise in writing) will be owned by HR.

11.4	Each party agrees that it will promptly sign all papers and do all acts which may be reasonably necessary to enable the party owning Intellectual Property in accordance with this Clause 11 or this Agreement generally (including pursuant to Clauses 2.1, 5.6, 5.7, 6.5 and 7.3) at the owning party’s expense, to file and prosecute applications for copyrights, patents, and/or trademarks for the intellectual property owned by such party hereunder.

11.5

Both parties undertake not to cause or permit the reverse engineering, disassembly, or decompilation of any Custom Software or software which is unrelated to the Licensed Products, Services or Service Bureau Software developed hereunder in which the Intellectual Property rights are owned by the other party, except to reproduce machine-readable object code portions for backup purposes and installation of new releases of Custom Software or Service Bureau Software and except as provided under section 50B of the Copyright Designs and Patents Act 1988. Neither party will copy or permit any of such Custom Software, software which is unrelated to the Licensed Products, Services or Service Bureau Software developed hereunder or manuals or documentation related to either such software to be copied by any means, except for bona fide, internal security, installation or backup purposes, and except as provided under section 50A of the Copyright, Designs and Patents Act 1988 or for reasonable operational purposes (provided always that where copied for such reasonable operational purposes, such copying shall be pursuant to a reasonable operational requirement upon that party and shall be done only where strictly necessary and in good faith). Any copies made shall include all copyright or proprietary notices. Neither party may tamper with or remove any proprietary or copyright notices on such Custom Software, other developed software or documentation. The restrictions in this clause are imposed under penalty of termination but not exclusive of the parties’ other remedies.

11.6	Subject always to Clauses 11.1 and 11.3, ETRX acknowledges and agrees that: (a) any and all Intellectual Property Rights subsisting in information and other HR group proprietary material which is disclosed to ETRX or any other member of the TRX Group by or on behalf of HR in relation to the creation of a Design Specification or otherwise in relation to an order placed by HR for Custom Software (collectively, “HR Input”), excluding always ETRX Property, is and shall remain the exclusive property of the relevant HR Group member(s); and (b) all HR Input may be utilised by ETRX on a perpetual, non-exclusive, royalty free basis only in the resulting Custom Software (and, accordingly, in the Licensed Products or Service Bureau Software to which it relates), but not otherwise; and (c) nothing in this Agreement shall prevent or limit HR and the HR Group from otherwise using and exploiting HR Input as it sees fit. For the avoidance of doubt, except as expressly provided for to the contrary in this Agreement (including Clauses 5.6, 5.7, 6.5, 7.3, 11.1 and 11.3), use of HR Input by ETRX will not give HR rights of ownership in or to the underlying code in the resultant Custom Software.

12.	INDEMNITY

12.1	ETRX Infringement Indemnity.

12.1.1	ETRX shall indemnify HR and the HR Group members from and against any and all costs (including reasonable legal fees), expenses, claims, damages, losses, actions and judgements which any or all of them suffer as a direct result of any third party claim that any Custom Software developed by ETRX or its subcontractor, or any portion thereof, in the normal course infringes the Intellectual Property Rights of any third party.

12.1.2	Clauses 13.3 and 13.4 shall not apply to indemnity under this Clause 12.1.

12.1.3	Indemnification under this Clause 12.1 is contingent on ETRX being notified promptly of such action, claim, suit or proceeding in writing and being given authority, control and full and proper information and assistance (at ETRX’s cost) in the defense and settlement of such action, claim, suit or proceeding.

12.1.4

 If ETRX’s products, Custom Software, or other software, content, data or other materials provided by or on behalf of ETRX under this Agreement become, or in ETRX’s reasonable good faith opinion are likely to become the subject of such a claim of infringement, ETRX may at its option and expense: (1) within a commercially reasonable period of time secure for HR the right to continue using the allegedly infringing items; (2) within a commercially reasonable period of time replace or modify the allegedly infringing items to make them non-infringing; (3) litigate with the alleged infringer, and/or (4) terminate this Agreement with respect to such infringing item only, without prejudice to any rights HR may have under

Clause 12.1.1 or otherwise under this Agreement (other than Clause 14.3.1) in respect of the said infringement or said termination.

12.1.5	Notwithstanding the foregoing, ETRX has no obligation to HR under this indemnity in connection with any claim or allegation to the extent resulting directly from: (i) the negligent use of the Custom Software developed hereunder by ETRX or its subcontractor, other software developed by ETRX or its subcontractor hereunder, content or data provided by or on behalf of ETRX hereunder; or (ii) the use of the Custom Software developed by ETRX or its subcontractor, other software developed by ETRX or its subcontractor hereunder, content, or data provided hereunder by or on behalf of ETRX other than in accordance with this Agreement and the documentation, manuals or other written instructions or specifications provided by or on behalf of ETRX; or (iii) modifications or alterations to any of the Custom Software developed by ETRX or its subcontractor, other software developed by ETRX or its subcontractor hereunder, content or data provided by or on behalf of ETRX which are made other than by ETRX or its subcontractors; or (iv) HR’s, HR Group’s or HR Customer’s failure to use corrections or enhancements made available by or on behalf of ETRX; or (v) HR’s, HR Group’s or HR Customer’s use of the Custom Software developed by or on behalf of ETRX, content or data provided by or on behalf of ETRX in combination with any product or information not owned or developed or provided by ETRX or any third party (other than HR) on behalf of ETRX; or (vi) HR’s, HR Group’s or HR Customer’s distribution, marketing or use for the benefit of third parties (other than by using in the normal course marketing material(s) provided by or on behalf of ETRX and/or otherwise as specifically allowed under this Agreement) of the Custom Software developed hereunder by ETRX or its subcontractor, other software developed by ETRX or its subcontractor hereunder, content or data provided hereunder by on or behalf of ETRX; or (vii) information, data, hardware, software or other materials provided hereunder by HR, HR Group or HR Customer or any third party (other than by or on behalf of any TRX Group member(s)) on behalf of HR, HR Group or HR Customer; or (viii) Custom Software or other software developed by HR or a third party (other than by or on behalf of any TRX Group member(s)) on behalf of HR hereunder.

12.2	HR Infringement Indemnity.

12.2.1	HR shall indemnify ETRX and the TRX Group members from and against any and all costs (including reasonable legal fees), expenses, claims, damages, losses, actions and judgements which any or all of them suffer as a direct result of any third party claim that any Custom Software developed by HR or a third party (other than ETRX) on behalf of HR, or any portion thereof, in the normal course infringes the Intellectual Property Rights of any third party.

12.2.2	Clause 13.3 shall not apply to indemnity under this Clause 12.2.

12.2.3	Indemnification under this Clause 12.2 is contingent on HR being notified promptly of such action, claim, suit or proceeding in writing and being given authority, control and full and proper information and assistance (at HR’s cost) in the defence and settlement of such action, claim, suit or proceeding.

12.2.4	If the Custom Software developed by HR or a third party (other than any TRX Group member(s)) on behalf of HR, other software developed or provided by HR or a third party (other than any TRX Group member(s)) on behalf of HR, content, data or other materials provided by or on behalf of HR hereunder become, or in HR’s reasonable good faith opinion are likely to become the subject of such a claim of infringement, HR may at its option and expense: (1) within a commercially reasonable period of time secure for ETRX the right to continue using the allegedly infringing items; (2) within a commercially reasonable period of time replace or modify the allegedly infringing items to make them non-infringing; (3) litigate with the alleged infringer; and/or (4) terminate this Agreement only, without prejudice to any rights ETRX may have under Clause 12.2.1 or otherwise under this Agreement (other than Clause 14.3.1) in respect of the said infringement or said termination.

12.2.5

Notwithstanding the foregoing, HR has no obligation to ETRX under this indemnity in connection with any claim or allegation to the extent resulting directly from: (i) the negligent use of the Custom Software developed by HR or a third party (other than any TRX Group member(s)) on behalf of HR hereunder, other software developed or provided by HR or a third party (other than any TRX Group member(s)) on behalf of HR hereunder, content, data or other materials provided by or on behalf of HR hereunder; or (ii) the use of the Custom Software developed by HR or a third party (other than any TRX Group member(s)) on behalf of HR hereunder, other software developed or provided by HR or a third party (other than any TRX Group member(s)) on behalf of HR hereunder, content, data or other materials provided by or on behalf of HR hereunder other than in accordance with this Agreement and the documentation, manuals or other written instructions or specifications provided by or on behalf of HR; or (iii) modifications or alterations to any of the Custom Software developed by HR or a third party (other than any TRX Group member(s)) on behalf of HR hereunder, other software developed or provided by HR or a third party (other than any TRX Group member(s)) on behalf of HR hereunder, content, data or other materials provided by or on behalf of HR hereunder which are made other than by HR or its designee or subcontractor (which designee or subcontractor may, at the request of HR, be ETRX or a TRX Group member(s)) (iv) ETRX’s failure to use corrections or enhancements made available by or on behalf of HR; or (v) ETRX’s or TRX Group’s distribution, marketing or use for the benefit of third parties (other than by using in the normal course of marketing material(s) provided by or on behalf of HR and/or otherwise as specifically allowed under this Agreement or the Service Bureau Agreement) of the Custom Software developed by HR or a third party (other than any TRX Group member(s)) on behalf of HR hereunder, other software developed or provided by

HR or a third party (other than any TRX Group member(s)) on behalf of HR hereunder, content, data or other materials provided hereunder by or on behalf of HR hereunder; or (vii) information, data, hardware, software or other materials provided hereunder by ETRX or the TRX Group or any third party (other than by or on behalf of HR) on behalf of ETRX or the TRX Group; or (viii) Custom Software developed by any TRX Group member(s) on behalf of HR hereunder.

13.	GENERAL INDEMNITY AND LIABILITY

13.1	Each party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party and its officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorneys’ fees, and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from the Indemnified Party arising out of or resulting from claims of bodily injury, loss, claim or damage or physical destruction of property and any claims of third parties arising out of the performance of this Agreement and/or any breach of this Agreement by the Indemnifying Party, its officers, directors, agents, employees and subcontractors.

13.2	NEITHER HR, ETRX NOR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, WILL BE LIABLE TO THE OTHER FOR ANY CLAIMS FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE SERVICES PROVIDED BY THIS AGREEMENT OR A BREACH OF THE AGREEMENT EVEN IF THAT DAMAGE WAS REASONABLY FORESEEABLE OR EITHER PARTY WAS AWARE OF THE POSSIBILITY OF THAT LOSS OR DAMAGE ARISING, WHETHER SUCH DAMAGES OR CLAIMS ARE BASED ON BREACH OF WARRANTY OR CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE.

13.3	SUBJECT TO CLAUSES 10, 12.1 AND 12.2, IN NO EVENT WILL EITHER PARTY’S LIABILITY FOR ANY DAMAGES OR INJURIES TO THE OTHER PARTY HEREUNDER EVER EXCEED *, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCT LIABILITY OR OTHERWISE.

13.4	NOTWITHSTANDING ANY OTHER PROVISION(S) OF THIS AGREEMENT OTHER THAN CLAUSES 10, 12.1 AND 12.2, IN NO EVENT WILL ETRX’S LIABILITY ARISING HEREUNDER IN ANY CALENDAR YEAR IN RELATION TO ANY PARTICULAR DELIVERY ORDER EVER EXCEED * REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCT LIABILITY OR OTHERWISE.

*        CONFIDENTIAL TREATMENT REQUESTED

13.5	Nothing in this Agreement shall operate to limit or exclude the liability of either party in respect of death or personal injury arising as a result of the negligence of that party.

14.	TERM AND TERMINATION

14.1	This Agreement shall, subject to the other rights of termination set out herein, be co terminous with the Service Bureau Agreement.

14.2	A party (the “Initiating Party”) may terminate this Agreement with immediate effect by written notice to the other party (the “Breaching Party”) on or at any time after the occurrence of an event specified in Clause 14.3 in relation to the Breaching Party.

14.3	The events are:

14.3.1	the Breaching Party being in material breach of an obligation under this Agreement and, if the breach is capable of remedy, failing to remedy the breach within 30 days starting on the day after receipt of written notice from the Initiating Party giving details of the breach and requiring the Breaching Party to remedy the breach;

14.3.2	the Breaching Party passing a resolution for its winding up or a court of competent jurisdiction making an order for the Breaching Party’s winding up or dissolution; or

14.3.3	the making of an administration order in relation to the Breaching Party or the appointment of a receiver over, or an encumbrancer taking possession of or selling, an asset of the Breaching Party.

14.4	HR may terminate work under a Delivery Order upon written notice to ETRX:

14.4.1	in the event that HR rejects any amended Design Specifications pursuant to Clause 3.1;

14.4.2	in the event that the Custom Software fails to pass Alpha Testing as more particularly described in Clause 6;

14.4.3	in the event that the Custom Software fails to pass the Beta Testing as more particularly described in Clause 7;

14.4.4	for convenience, at any Milestone, as provided in Clause 5.6; or

14.4.5	for cause, at any Milestone, as provided in Clause 5.7.

14.5	In the event of termination, each party will return all proprietary Confidential Information or tangible property of the other party which is in its possession to the other party.

14.6	Unless otherwise provided in this Agreement, immediately upon termination HR shall pay to ETRX all outstanding invoices and other payments due to ETRX in respect of Milestones attained by ETRX and ETRX shall pay to HR any sums accrued and due hereunder to HR.

14.7	Both parties shall have an obligation to take such steps as may be reasonably necessary to minimise damages to the parties on termination, including without limitation, minimising all contractual obligations that but for this Agreement, neither party would have entered into.

15.	JOINT OVERSIGHT COMMITTEE

15.1	The parties will address all issues arising under this Agreement (to the extent that the dispute resolution procedure in Clause 16 has not been applied) through the joint oversight committee created pursuant to the Service Bureau Agreement.

16.	DISPUTE RESOLUTION.

16.1	This Agreement shall be governed by and construed in accordance with English law.

16.2	Initial Procedures.

The parties shall make all reasonable efforts to resolve all disputes without resorting to litigation. If a dispute arises between the parties, the Managing Director of ETRX and the Program Director of HR will attempt to reach an amicable resolution. If either of them determines that an amicable resolution cannot be reached, they shall submit such dispute in writing (a “Dispute Notice”), to the CEO of TRX Inc and the Business Technology Director of HR (the “Management Representatives”), who shall use their best efforts to resolve it or to negotiate an appropriate modification or amendment.

16.3	Escalation.

16.4	Except as otherwise provided in this Agreement, neither party shall be permitted to bring any proceedings against the other (save for injunctive relief) until the earlier of (i) the date the Management Representatives conclude in good faith that an amicable resolution of the dispute through continued negotiation is unlikely, or (ii) sixty (60) days from the date of submission of a Dispute Notice by either party.

16.5	The courts of England and Wales have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England and Wales.

16.6	Each party irrevocably waives any objection which it might at any time have to the courts of England and Wales being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England and Wales are not a convenient or appropriate forum.

17.	FORCE MAJEURE

17.1	If a party (the “Affected Party”) is prevented, hindered or delayed from or in performing any of its obligations (other than the payment of monies) under this Agreement by a Force Majeure Event:

17.1.1	the Affected Party’s obligations under this Agreement are suspended while the Force Majeure Event continues and to the extent that it is prevented, hindered or delayed;

17.1.2	as soon as reasonably possible after the start of the Force Majeure Event the Affected Party shall notify the other party in writing of the Force Majeure Event, the date on which the Force Majeure Event started and the effects of the Force Majeure Event on its ability to perform its obligations under this Agreement;

17.1.3	the Affected Party shall make all reasonable efforts to mitigate the effects of the Force Majeure Event on the performance of its obligations under this Agreement; and

17.1.4	as soon as reasonably possible after the end of the Force Majeure Event the Affected Party shall notify the other party in writing that the Force Majeure Event has ended and resume performance of its obligations under this Agreement.

17.2	If the Force Majeure Event continues for more than three months starting on the day the Force Majeure Event starts, the non-Affected Party may terminate this Agreement by giving not less than 30 days’ written notice to the Affected Party.

17.3	In this clause, “Force Majeure Event” means an event beyond the reasonable control of the Affected Party including, without limitation, act of God, war, riot, civil commotion, malicious damage, compliance with a law or governmental order, rule, or regulation , an accident or breakdown of plant or machinery not due to the negligence of the Affected Party, fire, flood and storm.

18.	NON-SOLICITATION

During the Term, and except as provided in the Purchase and Termination Agreement of even date to which ETRX and HR are both parties, neither party shall employ, solicit or make any offers to employ any employees used by the other in connection with the performance of the Services, without the prior written consent of the other, which consent shall not be unreasonably withheld. The non-breaching party shall be entitled, in addition to any other remedies it may have at law or in equity, to a payment from the party in breach of this Clause in an amount equal to three months’ salary of any employee that party employs, solicits or offers to employ in breach of this Clause.

19.	MISCELLANEOUS

19.1	Binding Nature and Assignment;

19.2

Neither party may assign or delegate its rights or obligations under this Agreement without the prior written consent of the other, save that a party shall not unreasonably withhold its consent to the assignment or delegation by the other of its rights and/or obligations to a majority-owned subsidiary of that party, provided that it is satisfied that such subsidiary has the financial and other resources in order properly to perform that party’s obligations hereunder. Subject to the foregoing limitation on assignment, this Agreement is binding upon and inures to the benefit of the successors and assigns of the respective parties hereto.

HR hereby expressly acknowledges and confirms that certain of ETRX’s obligations hereunder have historically been outsourced/sub-contracted by ETRX to TRX Group member(s) and that these arrangements may continue during the Term. Notwithstanding the foregoing, ETRX shall remain fully responsible and liable for any and all obligations performed by any such subcontractor, and HR shall not be required to seek recourse against any such subcontractor in lieu of or prior to seeking recourse against ETRX.

19.3	Notices

19.4	Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in this clause and may be:

19.4.1	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

19.4.2	sent to the relevant address by prepaid registered mail with advance telefax, in which case it shall be deemed to have been given 2 business days after the date of posting (business days meaning any day on which commercial banks in London are fully open for business).

19.5 The addresses and other details of the parties referred to in this clause are, subject to notification of change, as below:

Name:	Hogg Robinson

For the attention of:	The Company Secretary

Address:	Global House, Victoria Street, Basingstoke, Hampshire, RG21 3BT

Fax number:	*

Name:	e-TRX Limited

For the attention of:	Managing Director

Address:	Sutherland House Russell Way Crawley West Sussex RH 10 1UH

* CONFIDENTIAL TREATMENT REQUESTED

with a copy to:

Name:	TRX, Inc. (on behalf of any and all of the TRX Party)

For the attention of:	President with a copy to Ralph Manaker (General Counsel and Executive VP)

Address:	6 West Druid Hills Drive Atlanta, Georgia 30329 U.S.A.

Fax number:	001 404 814 2967

Either party may change its address by giving the other written notice of the new address.

19.6	Relationship of Parties

19.6.1	ETRX is acting as an independent contractor in providing its services. ETRX personnel shall remain ETRX’s employees for all purposes including, but not limited to, determining responsibility for all payroll-related obligations. ETRX shall at all times be responsible for supervising, directing and co-ordinating the professional responsibilities and duties of all ETRX personnel in respect of their performance of work carried out under this Agreement. Except as otherwise expressly provided in this Agreement, ETRX does not undertake to perform any obligations of HR, whether regulatory or contractual, or to assume any responsibility for the management of HR’s business.

19.6.2	ETRX acknowledges that HR is entering into this agreement on its own behalf and also on behalf of and for the benefit of the HR Group, and HR and the HR Group shall accordingly: (a) have the benefit of and shall be entitled to enforce all rights granted to HR under this Agreement; and (b) be invoiced directly by ETRX (or such other ETRX-nominated entity as HR may approve in writing, such approval not to be unreasonably withheld) for all services provided to them hereunder.

19.6.3	HR shall ensure that all members of the HR Group comply with all relevant restrictions and obligations of HR under this Agreement. ETRX shall be entitled to enforce all rights granted to ETRX under this Agreement against members of the HR Group who enforce any rights of HR under this Agreement. Notwithstanding the foregoing, HR shall remain fully responsible and liable for any and all acts and/or omissions of such members of the HR Group, and ETRX shall not be required to seek recourse against any such party in lieu of or prior to seeking recourse against HR.

19.7	Severability

If any provision of this Agreement is found to be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement which shall remain in force.

19.8	Waiver

No delay or omission by either party to exercise any right or power under this Agreement or pursuant to applicable law shall impair such right or power to be construed as a waiver thereof. A waiver by any party of any covenant or breach shall not be construed to be a waiver of any other covenant or succeeding breach. All waivers must be given in writing by the waiving party to be effective.

19.9	Publicity

All media releases, public announcements and public disclosures by either party relating to this Agreement, including, without limitation, promotional or marketing material, but not including any disclosure required by legal, accounting or regulatory requirements, shall be approved by both parties prior to such release.

19.10	Entire Agreement

This Agreement (including its Schedules) in connection with the Service Bureau Agreement and the Amended and Restated Software Licence Agreement constitutes the entire agreement between the parties regarding the Custom Software and supersedes all prior agreements and understandings. No amendment, modification, waiver or discharge of this Agreement shall be valid unless in writing and signed by authorised representatives of both parties.

19.11	Multiple Counterparts

This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement.

19.12	Third Party Claims

This Agreement has been entered into for the sole benefit of ETRX and HR, and, save as provided for in Clauses 19.6.2 and 19.6.3, in no event shall any third-party beneficiaries be created thereby.

19.13	Survival

Such provisions of this Agreement as are required to survive its termination or expiry in order to give full force and effect to the rights and obligations of the parties hereunder shall be deemed to so survive.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement.

Step 5. Delivery/Acceptance

If the proposed change does not provide for an acceptance procedure, then upon completion of any change undertaken by ETRX pursuant to Step 4, item B above, ETRX will deliver the completed Design Specifications or Software to HR for its review and acceptance in accordance with ETRX’s proposal. HR will notify ETRX in writing if the products delivered do not meet the specifications contained within ETRX’s proposal in accordance with the terms and conditions of this Agreement and/or the amendment pertaining to the change, and further revisions of that change shall take place on the basis specified for Acceptance Testing in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

E-TRX LIMITED		HOGG ROBINSON PLC

By:	/s/ Ralph Manaker	By:	/s/ Hogg Robinson plc

TRX INC GUARANTEE

In consideration of Hogg Robinson plc entering into the above Amended and Restated Software Development Agreement, TRX, Inc. hereby irrevocably and unconditionally guarantees and agrees to perform and discharge and/or procure the performance and discharge in full and when due of all liabilities and obligations of e-TRX Limited arising under or pursuant to the above agreement only to the extent related to (1) any development actually performed by TRX, Inc. on behalf of e-TRX Limited under the above agreement; and/or (2) any development TRX, Inc. agreed to perform but did not perform on behalf of e-TRX Limited under the above agreement.

TRX, Inc.

By:	/s/ Ralph Manaker
Name:	Ralph Manaker
Its:	Ex. Vice President

Dated: 1st January 2004

SCHEDULE 1

DELIVERY ORDER #

DELIVERY ORDER #

TO AMENDED AND RESTATED SOFTWARE DEVELOPMENT AGREEMENT

BETWEEN ETRX

AND HR

STATEMENT OF WORK

DELIVERABLES

IMPLEMENTATION SCHEDULE AND PAYMENT

[Set out Milestones]

PERSONNEL

*

INTELLECTUAL PROPERTY OWNERSHIP

IN WITNESS WHEREOF, the parties hereto have caused this Delivery Order to be executed and delivered by their duly authorised representatives, as of the date first written above, and such Delivery Order is hereby incorporated into the above-referenced Agreement.

ETRX	HR

By:	By:
Authorized Signature	Authorized Signature
Name:	Name:
Title:	Title:

*        CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 2

CHANGE ORDER PROCEDURE

CHANGE ORDER PROCEDURE

Step 1. Change Identification

Should HR wish to request a change in any Design Specifications, it shall submit a change request to ETRX. This request (“Change Request”) shall be in writing, authorised by the HR Project Co-ordinator, and submitted to the ETRX Project Co-ordinator.

Step 2. Analysis

The ETRX Project Co-ordinator will handle all initial Change Requests submitted by HR, and will assign the appropriate level of technical support personnel to review each such request. ETRX personnel will review each request and either produce a proposal with initial designs addressing the parameters specified by HR. The proposal will also address the effect, if any, of the change on the Implementation Schedule and/or other terms and conditions of the Software Development Agreement including the Development Fees. ETRX Project Co-ordinator will submit the proposal to HR for its review and approval.

Step 3. Analysis Review.

HR will review ETRX’s proposal and will authorise ETRX in writing to perform one of the following actions:

A.	cancel initial request (no charges incurred, no change to the Design Specifications)

B.	perform change at rates and upon terms specified in the proposal submitted by ETRX pursuant to Step 2 above

C.	enter negotiations as to rates and/or terms which will apply to the change

Step	4. Implementation

ETRX will respond to the corresponding HR authorisation (as set forth in Step 3 above) as follows:

A.	cancel all efforts

B.	begin implementation of change

C.	negotiate rates quoted and/or terms and conditions specified in the proposal submitted by ETRX pursuant to Step 2 (results of negotiation to be reflected in a revised proposal by ETRX pursuant to Step 2)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

E-TRX LIMITED		HOGG ROBINSON PLC

By:	/s/ Ralph Manaker	By:	/s/ Hogg - Robinson PLC

TRX INC GUARANTEE

In consideration of Hogg Robinson plc entering into the above Amended and Restated Software Development Agreement, TRX, Inc. hereby irrevocably and unconditionally guarantees and agrees to perform and discharge and/or procure the performance and discharge in full and when due of all liabilities and obligations of e-TRX Limited arising under or pursuant to the above agreement only to the extent related to (1) any development actually performed by TRX, Inc. on behalf of e-TRX Limited under the above agreement; and/or (2) any development TRX, Inc. agreed to perform but did not perform on behalf of e-TRX Limited under the above agreement.

TRX, Inc.

By:	/s/ Ralph Manaker

Name:	Ralph Manaker
Its:	Ex Vice President

Dated: 1st January 2004

SCHEDULE 1

DELIVERY ORDER # ______________

DELIVERY ORDER # ______________

TO AMENDED AND RESTATED SOFTWARE DEVELOPMENT AGREEMENT

BETWEEN ETRX

AND HR

STATEMENT OF WORK

DELIVERABLES

IMPLEMENTATION SCHEDULE AND PAYMENT

[Set out Milestones]

PERSONNEL

*

INTELLECTUAL PROPERTY OWNERSHIP

IN WITNESS WHEREOF, the parties hereto have caused this Delivery Order to be executed and delivered by their duly authorised representatives, as of the date first written above, and such Delivery Order is hereby incorporated into the above-referenced Agreement.

ETRX		HR

By:		By:
	Authorized Signature		Authorized Signature
Name:		Name:
Title:		Title:

* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 2

CHANGE ORDER PROCEDURE

CHANGE ORDER PROCEDURE

Step 1. Change Identification

Should HR wish to request a change in any Design Specifications, it shall submit a change request to ETRX. This request (“Change Request”) shall be in writing, authorised by the HR Project Co-ordinator, and submitted to the ETRX Project Co-ordinator.

Step 2. Analysis

The ETRX Project Co-ordinator will handle all initial Change Requests submitted by HR, and will assign the appropriate level of technical support personnel to review each such request. ETRX personnel will review each request and either produce a proposal with initial designs addressing the parameters specified by HR. The proposal will also address the effect, if any, of the change on the Implementation Schedule and/or other terms and conditions of the Software Development Agreement including the Development Fees. ETRX Project Co-ordinator will submit the proposal to HR for its review and approval.

Step 3. Analysis Review.

HR will review ETRX’s proposal and will authorise ETRX in writing to perform one of the following actions:

A.	cancel initial request (no charges incurred, no change to the Design Specifications)

B.	perform change at rates and upon terms specified in the proposal submitted by ETRX pursuant to Step 2 above

C.	enter negotiations as to rates and/or terms which will apply to the change

Step 4. Implementation

ETRX will respond to the corresponding HR authorisation (as set forth in Step 3 above) as follows:

A.	cancel all efforts

B.	begin implementation of change

C.	negotiate rates quoted and/or terms and conditions specified in the proposal submitted by ETRX pursuant to Step 2 (results of negotiation to be reflected in a revised proposal by ETRX pursuant to Step 2)

Step 5. Delivery/Acceptance

If the proposed change does not provide for an acceptance procedure, then upon completion of any change undertaken by ETRX pursuant to Step 4, item B above, ETRX will deliver the completed Design Specifications or Software to HR for its review and acceptance in accordance with ETRX’s proposal. HR will notify ETRX in writing if the products delivered do not meet the specifications contained within ETRX’s proposal in accordance with the terms and conditions of this Agreement and/or the amendment pertaining to the change, and further revisions of that change shall take place on the basis specified for Acceptance Testing in the Agreement.